UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

______________________________

FORM 8-K
______________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2008

GALAXY NUTRITIONAL FOODS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15345	25-1391475
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5955 T.G. Lee Blvd, Suite 201
Orlando, Florida 32822
(Address of Principal Executive Offices) (Zip Code)

(407) 855-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Report includes forward-looking statements related to Galaxy Nutritional Foods, Inc. (the “Company”) that involve risks and uncertainties, including statements relating to the circumstances under which we would desire to terminate our Supply Agreement with Schreiber, as described below. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these and other factors that could affect the Company’s future results and business plans, please see the Company’s filings with the Securities and Exchange Commission, including in particular our Annual Report of Form 10-K for the year ended March 31, 2007 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007, September 30, 2007 and December 31, 2007. Copies of these filings are available online at http://www.sec.gov. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially and adversely from management expectations.

Section 1.	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On March 17, 2008, we entered into a Second Amendment to our Supply Agreement dated June 30, 2005 with Schreiber Foods, Inc. (“Schreiber”). The Supply Agreement, as originally amended, provided for a contingent shortfall payment obligation up to $8,700,000 by our Company if a specified production level was not met during the one-year period from September 1, 2009 to August 31, 2010. The Second Amendment eliminates this provision and replaces it with a provision that will require us to pay a shortfall payment should we terminate the Supply Agreement prior to a stated date, other than as a result of a breach by Schreiber or change of control in our Company. The shortfall payment starts at $5,100,000 as of March 17, 2008 and declines by $1,700,000 per contract year until March 17, 2011, at which time the shortfall payment is eliminated. If there is a change of control of either our Company or Schreiber, then the shortfall payment obligation will terminate and be extinguished as of the date of such change of control. However, if there is a change of control of our Company in connection with a sale of our Company where the purchase price exceeds $50 million, then our obligation to potentially remit a shortfall payment will not terminate. In such an event, our obligation to remit a shortfall payment to Schreiber would not terminate until March 17, 2011.

The Second Amendment to our Supply Agreement also changed the Initial Term to a period of fifteen years from June 30, 2005 to June 30, 2020 rather than a five year agreement with two, renewable five-year periods. Consequently, there is no longer a $1,500,000 or $750,000 termination fee for non-renewal during the first or second five-year periods, respectively. We may terminate this Supply Agreement prior to the end of the Initial Term, without penalty, upon provision of written notice to Schreiber issued at least six (6) months prior to such proposed termination date, provided that the effective date for such termination by our Company shall not be prior to December 31, 2012, unless a change of control of our Company shall have occurred, in which case the effective date for such termination by our Company shall not be prior to December 31, 2010.

We do not anticipate the need to terminate the Supply Agreement, as amended, prior to the termination date, and therefore do not expect to incur any shortfall payment. However, if such an event occurred, we may not have the ability to pay the required penalty and Schreiber may use its contractual rights in order to collect and may cease production and shipment of our products.

The Second Amendment includes several other operative provisions, including a mutual release of potential claims that either party may have had against the other relating to the parties respective performance under the Supply Agreement from June 30, 2005 (the date of the original agreement) through and including the date of the Second Amendment.

Section 9.	Financial Statements and Exhibits.

Item 9.01	Financial Statements and Exhibits.

10.46	Second Amendment to Supply Agreement dated March 17, 2008 between Schreiber Foods, Inc. and Galaxy Nutritional Foods, Inc. (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2008	Galaxy Nutritional Foods, Inc.

	By:	/s/ Salvatore J. Furnari
Salvatore J. Furnari
Chief Financial Officer